GPS FUNDS II
GUIDEMARK® OPPORTUNISTIC FIXED INCOME FUND
REGISTRATION # 811-22486
ATTACHMENT 77 0

TRADE DATE DESCRIPTION OF SECURITY AMOUNT PURCHASED ISSUE SIZE  SELLING UNDERWRITER LIST OF UNDERWRITERS
04/01/15 "Sabre GLBL, Inc." "85,000 " "530,000,000 " Goldman Sachs Goldman Sachs; Bank of America Merrill Lynch; Deutsche Bank Securities; LionTree Advisors LLC; Mizuho Securities; Morgan Stanley; Natixis; TPG Capital
04/16/15 Bank of America Corp "170,000 " "2,500,000,000 " Bank of America Merrill Lynch "Bank of America Merrill Lynch; ABN AMRO Securities USA;  ANZ Securities; Apto Partners; Banca di Intermediazione; Barclays Capital Real Estate; BBVA Securities; Blaylock Beal Van; BNY Mellon Capital Markets; Capital One Securities; CIBC World Markets; Danske Markets; Deutsche Bank Securities; Drexel Hamilton; ING Financial Markets; Lloyds Securities, Mitsubishi UFJ Securities; Mizuho Securities USA; NabSecurities, Natixis Securities North America; Nykredit Bank AS; Rabo Securities USA, RB International Finance, Samuel A Ramirez; Santander Investment Securities; Scotia Capital, Inc; SG Americas Securities; Standard Charter Bank; Unicredit Capital"
04/21/15 Halcon Resources Corp "40,000 " "700,000,000 " JP Morgan Chase Barclays Capital; BMO Capital Markets; BNP Paribas; Capital One Securities; Comerica Securities; Credit Suisse Securities; Goldman Sachs Group; ING Financial Markets; Jefferies & Co; JP Morgan Securities; Merrill Lynch Pierce Fenner; Natixis Securities North America; RBC Capital Markets; SunTrust Robinson; Wells Fargo Securities
05/14/15 Latam Airlines Group SA "1,000,000 " "175,610,000 " "Citigroup Global Markets, Inc." "Citigroup Global Markets, Inc.; Deutsche Bank Securities, Inc; JP Morgan Securities; Natixis"
12/01/15 Air Canada Pass Through Trust "225,000 " "121,040,000 " Morgan Stanley "Barclays Capital; Citicorp USA, Credit Suisse, Deutsche Bank, JP Morgan Securities, Morgan Stanley, TD Securities, Nataxis"